Exhibit 10.24
875 Stevenson Street, 5th Floor, San Francisco, CA 94103

July 5, 2018

Kelly Gillease
[***]
Re: Offer of Employment with NerdWallet, Inc.

Dear Kelly Gillease:

On behalf of NerdWallet, Inc. (“the Company”), we are pleased to offer you full-time employment in the position of Vice President, Marketing. The terms of your offer are as follows:

1.Compensation.

a.Salary. You will receive an annual salary of $410,000.00 less applicable withholdings and deductions required by law, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

2.Equity. At the first meeting of the Company’s Board of Directors following your start date, the Company will recommend that you be granted an option to purchase 560,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. Twenty-five percent of the shares subject to the option shall vest twelve months after the date your employment begins, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next thirty-six (36) months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

3.Benefits. You and your family will also be eligible to participate in NerdWallet’s standard employee benefits plans as they are provided to employees to the extent that you meet the eligibility criteria of the benefit plans.

4.Confidentiality. As an employee of NerdWallet, you will have access to certain confidential Company information and you may, during the course of your employment, develop information or inventions that will be NerdWallet property. As a condition of your employment, you are also required to sign and comply with the “Confidential Information, Invention Assignment” which requires, among other provisions,
NerdWallet | 875 Stevenson Street, 5th Floor, San Francisco, CA 94103 | nerdwallet.com

the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. We also ask, if you have not already done so, that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

5.Duty Not to Compete. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which NerdWallet is now involved or becomes involved during the term of your employment. Nor will you engage in any other activities that conflict with your obligations to the Company. You will disclose to NerdWallet in writing any other employment, business, or activity that you are currently associated with or participate in that competes with NerdWallet. During the period in which you render services to NerdWallet, you will not assist any other person or organization in competing with NerdWallet or in preparing to engage in competition with the business or proposed business of NerdWallet.

6.At-Will Employment. Should you decide to accept our offer of employment, then you will be an at-will employee of NerdWallet, which means that the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice or cause. You should regard as ineffective any statements or representations to the contrary, including any statements contradicting any provision in this offer of employment. Furthermore, your participation in any equity or benefit program should not be regarded as assurance of continuing employment for any period of time. Any modification or change in your at-will employment status may only occur by written agreement signed by you and NerdWallet’s Chief Executive Officer.

7.Valid Work Authorization. You will be required to provide to the Company within three (3) business days of starting employment with NerdWallet to present documentation of your identity and authorization to work in the United States or our employment relationship with you may be terminated.

8.Background Check. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any and can be rescinded based upon information received through this verification.

9.Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be August 20, 2018. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by both you and NerdWallet’s Chief Executive Officer. This offer of employment will terminate if it is not accepted, signed and returned by July 11, 2018

We look forward to your favorable reply and to working with you at NerdWallet.

Sincerely,

NerdWallet, Inc.

/s/ Tim Chen
Tim Chen
Chief Executive Officer

I have read and understand this offer of employment and hereby acknowledge, accept, and agree to the terms set forth above and further acknowledge that no other commitments were made to me as part of employment offer except as specifically set forth here in.

/s/ Kelly Gillease	7/6/2018
Kelly Gillease